Filed Pursuant to Rule 433

Registration No. 333-205280

TERM SHEET

Dated February 6, 2017

$1,000,000,000

4.100% Senior Notes due 2027

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated February 6, 2017 (including the documents incorporated by reference therein), relating to these securities.

Issuer:	Discover Financial Services

Security:	4.100% Senior Notes due 2027

Ratings (Moody’s / S&P / Fitch):*	Ba1 (stable) / BBB- (stable) / BBB+ (stable)

Currency:	USD

Size:	$1,000,000,000

Maturity:	February 9, 2027

Coupon:	4.100%

Payment Frequency:	Semi-Annually

Day Count Convention:	30/360

Benchmark Treasury:	UST 2.000% due November 15, 2026

Benchmark Treasury Price and Yield:	96-14; 2.411%

Spread to Benchmark Treasury:	T + 170 bps

Yield to Maturity:	4.111%

Price to Public:	99.911% of face amount

Interest Payment Dates:	February 9 and August 9 of each year, commencing August 9, 2017

Trade Date:	February 6, 2017

Settlement Date:	February 9, 2017 (T+3)

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	254709 AM0/US254709AM01

Optional Redemption:	Redeemable by the issuer at any time on or after November 9, 2026 (three months prior to the maturity date) at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, as described in the preliminary prospectus supplement

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	MUFG Securities Americas Inc. RBC Capital Markets, LLC

Junior Co-Manager:	The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Discover Financial Services has filed a registration statement (including a prospectus dated as of June 26, 2015) and a preliminary prospectus supplement dated as of February 6, 2017 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from (i) Barclays Capital Inc. by calling toll-free at 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com; (ii) Citigroup Global Markets Inc. by calling toll-free at 1-800-831-9146; (iii) Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611 or by emailing prospectus.cpdg@db.com; and (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-800-294-1322.